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                                                                      Exhibit 10



              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Independent auditors" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-61554) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life Variable Annuity Account N, which is incorporated by reference in Post-Effective Amendment No. 1, and to the use of our reports dated (a) February 2, 2001, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2001, with respect to the financial statements of Lincoln Life Variable Annuity Account N.


                                                           /s/ Ernst & Young LLP
Fort Wayne, Indiana
December 18, 2001